Exhibit 4.19.1

First Supplemental Indenture

FIRST SUPPLEMENTAL INDENTURE, dated as of August 19, 2009 (this “Supplemental Indenture”), between Hertz Global Holdings, Inc., a corporation organized duly organized and existing under the laws of the state of Delaware (and its successors and assigns) (the “Company”); and Wells Fargo Bank, National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company and the Trustee have entered into an Indenture, dated as of May 27, 2009 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 5.25% Convertible Senior Notes due 2014 of the Company (the “Notes”);

WHEREAS, the Company desires to execute and deliver an amendment to the Indenture for the purposes of (i) correcting a defect or inconsistency in Section 9.02(b)(3) of the Indenture and (ii) conforming the relevant text of Section 9.02(b)(3) of the Indenture to the corresponding provision of the “Description of Notes” section of the prospectus supplement, dated May 20, 2009, related to the offering and sale of the Notes;

WHEREAS, the Company desires to enter into such supplemental indenture for good and valuable consideration; and

WHEREAS, pursuant to Section 8.01 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without notice to or the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1.  Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2.  Amendment of Section 9.02.  The text of paragraph (b)(3) of Section 9.02 of the Indenture is hereby amended pursuant to Sections 8.01(f) and/or (j) of the Indenture by the deletion of clause (B) thereof and the substitution of the following therefor:

(B) if the Fixed Cash Amount is less than the Conversion Value a number of shares of Common Stock equal to the sum, for each of the thirty (30)

Settlement Period Trading Days in the Settlement Period, of 1/30th of (a) the Conversion Rate then in effect minus (b) the quotient of (x) the Fixed Cash Amount divided by (y) the VWAP of the Common Stock on that Settlement Period Trading Day (plus cash in lieu of fractional shares, if applicable, as set forth in Section 9.02(i)).

3.  Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

4.  Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.  The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

5.  Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.  The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

6.  Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

HERTZ GLOBAL HOLDINGS, INC.

By:	/s/ Elyse Douglas
	Name:	Elyse Douglas
	Title:	Executive Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Martin Reed
	Name:	Martin Reed
	Title	Vice President